EXHIBIT 10.29

MEMBERSHIP INTEREST

 PURCHASE AGREEMENT

(MOTORSPORT)

BETWEEN

ENERFUND, LLC

AND

NET ELEMENT, INC.

   DATED AS OF FEBRUARY 1, 2011

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1ST day of February, 2011, by and among ENERFUND, LLC, a limited liability company organized and existing under the laws of Florida (the “Seller”), and NET ELEMENT, INC., a corporation organized and existing under the laws of Delaware (the “Purachaser”).

RECITALS

WHEREAS, Motorsport, LLC (“Motorsport”) is a wholly-owned subsidiary of the Seller which in turn purchased 80% of the outstanding common shares of Motorsport.com, Inc., a Florida corporation having its place of business at1450 South Miami Avenue, Miami, Florida 33130 (“Motorsport, Inc.”) which owns, inter alia, the Internet domain namewww.motorsport.com (the “Domain”) pursuant to the terms of that certain Stock Purchase Agreement dated as of December 17, 2010 between Enerfund Motorsports, LLC (which subsequently changed its name to Motorsport, LLC) and Motorsport, Inc., a copy of which is attached hereto as Exhibit A (the “SPA”); and

WHEREAS, the Purchaser desires to purchase the Seller’s interest in Motorsport, LLC, and the Seller desires to sell all of its interest in Motorsport, LLC (the “Interest”) pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and of the premises, mutual covenants, mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that:

ARTICLE I
PURCHASE OF INTERESTS

1.1.           Purchase and Sale of Interests.  Upon the terms and subject to the conditions of this Agreement, as of the Effective Date (the “Closing Date”), the Purchaser shall purchase the Interest for the Purchase Price (as defined below) (the “Interest Purchase”).

1.2.           Purchase Price.  In consideration for the sale of the Interest subject to the conditions contained herein, the Purchaser shall purchase the Interest from the Seller for One Hundred and Fifty Thousand U.S. Dollars (US$150,000) (the “Purchase Price”). Twenty Thousand U.S. Dollars (the “Holdback Amount”) have been held back from the Purchase Price until Motorsport is able to obtain the rights to the domain name www.motorsportforums.com.  If such rights are not obtained within six months from the closing date, the Holdback Amount will be forfeited. In addition, the Purchaser agrees to fulfill the obligations of Motorsport, LLC pursuant to the SPA and Seller hereby assigns to Purchaser, and Purchaser hereby accepts such assignment, of all of Seller’s rights, title and interest in and obligations under the SPA.

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1.3.           Closing.

(a)           The sale and purchase of the Interests and the Domains shall occur simultaneously with the signing and effective delivery of this Agreement.

(b)           Prior to the Closing, parties have delivered to each other the documents required to be delivered pursuant to Article IV of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the representations and warranties made by it in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article II), except as set forth in the Disclosure Schedules delivered by the Seller to the Purchaser prior to the Closing.

2.1.           Authority. The Seller is an individual with the requisite capacity, power and authority:  (a) to own and use the properties owned and used by it and (b) to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

2.2.           Due Formation. Motorsport, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and Motorsport, LLC has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and are duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as provided in Schedule 2.2 hereto, there are no other Persons in which Motorsport, LLC owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

2.3.           Capitalization.   The Seller owns 100% of the issued and outstanding interests in Motorsport, LLC, and there are no other interests, or options, warrants, calls, preemptive rights, subscriptions or other rights, to acquire interests, in Motorsport, LLC and there are no outstanding contractual obligations of Motorsport, LLC to repurchase, redeem or otherwise acquire any membership interests of Motorsport, LLC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All the outstanding units of membership interest of Motorsport, LLC are duly authorized validly issued, fully paid and non-assessable and free of preemptive rights.

2.4.           No Undisclosed Liabilities. Other than the obligations in the SPA, Motorsport, LLC has no liabilities or obligations of any nature other than for incidental current expenses incurred in the normal course of business such as salaries, equipment, maintenance, etc., whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation.

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2.5.           No Violation of Law.  To the Knowledge of the Seller, the businesses of Motorsport, LLC are not being conducted in violation of any applicable Law.

2.6.           Litigation; Proceedings. (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against Motorsport, LLC or any of its properties, assets or business, or any of Motorsport, LLC’s current or former directors or officers or any other Person whom Motorsport, LLC has agreed to indemnify; (b) as of the date hereof, there are no actions, suits or proceedings pending or threatened, against the Seller or Motorsport, LLC relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Seller or Motorsport, LLC, any of its properties, assets or businesses, or any of Motorsport, LLC’s current or former directors or officers or any other Person whom Motorsport, LLC has agreed to indemnify.

2.7.           Title to Assets.  The Seller and Motorsport, LLC own and have valid title to its other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the representations and warranties made by it in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article III).

3.1.           Organization and Qualifications.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business conducted or property owned by each makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

3.2.           Authorization.  The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser, and no further action is required by the Purchaser.  This Agreement has been duly executed by the Purchaser and this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law.  The Purchaser is not in violation of any of the provisions of its Certificate or Articles of Incorporation, bylaws or other organizational documents.

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3.3.           Brokers, Finders or Financial Advisors.  No broker, investment broker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE IV
DELIVERABLES

4.1.           Certificates and Documents of the Seller. The Seller shall have delivered at or prior to the Closing the following:

(i)           A copy of Motorsport, LLC’s Certificate of Formation, with all amendments to date, certified by the Secretary of State, together with a copy of the Operating Agreement of Motorsport, LLC certified by its secretary within three (3) business days of the Effective Date;

(ii)           possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller or any Affiliate of the Seller pertaining to Motorsport, LLC (collectively, the “Records”); provided, however, that the Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of his obligations herein;

(iii)           resolutions of Motorsport, LLC or the Seller, or both as the requisite circumstance and Law requires, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by a duly authorized officer of Motorsport, LLC within three (3) days of the Effective Date;

(iv)           the stock book, stock ledger, minute books and corporate seal of Motorsport, LLC;

(v)           such other documents relating to the transactions contemplated in this Agreement as the Purchaser may reasonably request.

4.2.           Certificates and Documents of the Purchaser.  The Purchaser shall have delivered at or prior to the Closing the following:

(i)           resolutions of the Board of Directors of the Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by the secretary of the Purchaser as of the Closing Date;

(ii)           such other documents relating to the transactions contemplated in this Agreement as the Seller may reasonably request; and

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(iii)           the payment of the Purchase Price set forth in Section 1.2.

ARTICLE V
OTHER AGREEMENTS

5.1.           Confidentiality.    Each of the parties hereto shall, and shall cause their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors, and other personnel and authorized representatives to, hold in strict confidence, and not divulge or disclose, any confidential information of any kind concerning (i) the other parties and their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors and other personnel and authorized representatives; (ii) the business or operations of any party to this Agreement; or (iii) this Agreement, the transactions contemplated hereby, or any negotiations or discussions between or among the parties hereto in connection with any of the foregoing, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law or judicial or administrative process as may be required by applicable law or as otherwise contemplated herein. Notwithstanding anything contained herein to the contrary, the confidentiality obligations of the parties hereto contained in this Section 6.1 shall survive the Closing.

5.2.           Expenses.   Except as otherwise expressly provided herein, each party hereto will pay its own expenses incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby, whether or not consummated.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

6.1.           Survival of Representations and Warranties.  The representations and warranties contained in Articles III and IV hereof shall survive the Effective Date for a period of twelve (12) months, after which all such representations and warranties shall terminate and be of no further force or effect.

6.2.           Indemnification.Other than as otherwise provided in the SPA, neither the Purchaser or the Seller shall have an obligation to indemnify the other for any losses arising from this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement that cannot be resolved and which is the result of a breach or termination of this Agreement shall be resolved, as follows:

(a)           The dispute or controversy will be settled finally and exclusively by binding arbitration in accordance with and through the Commercial  Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.

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(b)           The place of the arbitration shall be Miami, Florida, United States of America. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in the same manner as provided under the notice provisions of this Agreement.Witnesses residing outside of the State of Florida may testify telephonically.

(c)           The language to be used in the arbitration shall be English.

(d)           The arbitration shall be conducted by one arbitrator.  Upon request, the AAA will produce a list of 10 potential arbitrators familiar with international commercial legal issues.  The parties will attempt to agree on one arbitrator. Failing to agree, the AAA shall appoint an arbitrator pursuant to the Rules.

(e)           Judgment upon the written award rendered by the arbitrator may be entered in any court or record of competent jurisdiction in any country, or application may be made to such court of judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow.

(f)           The cost of the arbitration proceedings shall be determined under the respective rules for cost of arbitration of the AAA in effect at the time of the request for arbitrations.   All expenses of the arbitration, including reasonable attorney’s fees, shall be borne by the losing party to the arbitration or, as the case may be, shall be prorated to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrators in the written award.

(g)           The panel of arbitrators specifically shall have the power to grant equitable relief upon request of either party.

7.2.           Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Exhibits and Schedules hereto.

7.3.           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two business days after deposit with recognized overnight courier, specifying next day delivery, with written verification of receipt.  The address for all notices, requests, consents and other communications hereunder to the parties to this Agreement shall be delivered or sent to the following:

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If to the Seller:

Enerfund, LLC
1450 South Miami Avenue
Miami, FL 33130
Attn: Mike Zoi, Managing Member
Email: mzoi@enerfund.com

If to the Purchaser:

Net Element, Inc.
1450 South Miami Avenue
Miami, FL 33130
Attn:  Mike Zoi, President
Email: mzoi@netelement.com

With a copy to:

Curtis Wolfe
1450 South Miami Avenue
Miami, FL 33130
Email: cw@netelement.com

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

7.4.           Amendments; Waivers.No provision of this Agreement may be amended except by a written instrument signed by the Purchaser and the Seller.   No provision of this Agreement may be waived except in a written instrument signed by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

7.5.           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  The Purchaser may assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the Seller.

7.7.           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

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7.8.           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

7.9.           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.10.                      Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.11.                      Interpretation.  The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The disclosure of any matter in any portion of the Disclosure Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Seller or the Purchaser, as the case may be, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

ARTICLE VIII
DEFINITIONS

8.1.           When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

(a)           Affiliate.  “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

(b)           Agreement.  “Agreement” shall mean this Membership Interest Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

(c)           Disclosure Schedule.  “Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Seller to Motorsport, LLC pursuant to Section 2.2 of this Agreement.

(d)           Effective Date.  “Effective Date” shall mean the date on which the parties hereto have signed and delivered this Agreement.

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(e)           Governmental Entity.  “Governmental Entity” shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

(f)           Indebtedness.  “Indebtedness” shall mean all liabilities or obligations of Motorsport, LLC, whether primary or secondary or absolute or contingent, in excess of $10,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of Motorsport, LLC.

(g)           Knowledge.  “Knowledge” shall mean actual knowledge without independent investigation of Mike Zoi or Stephen Strother or any officer or manager of the respective company who should, based on his or her responsibilities, reasonably be expected to have such knowledge.

(h)           Law.  “Law” shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

(i)           Lien.  “Lien” shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

(j)           Loss.  “Loss” shall mean any and all damages (including incidental and consequential damages), assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses (including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).

(k)           Material Adverse Effect.  “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of Motorsport, LLC.

(l)           Permitted Liens.  “Permitted Liens” shall mean those of the Existing Liens that do not materially detract from the value of the property or assets of Motorsport, LLC taken as a whole subject thereto and do not materially impair the business or operations of Motorsport, LLC.

(m)           Person.  “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

(n)           Subsidiary.  “Subsidiary” shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

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(o)           “Transaction Agreements” shall mean this Agreement, the Employment Agreement, and any other agreements contemplated in this Agreement.

[Signatures appear on next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

PURCHASER:

NET ELEMENT, INC.

By:  /s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

SELLER:

ENERFUND, LLC

By:  /s/ Mike Zoi
Name: Mike Zoi
Title: Managing Member

Exhibit A

STOCK

PURCHASE AGREEMENT

BETWEEN

ENERFUND MOTORSPORT, LLC

AND

TOM HAAPANEN, JACK DURBIN, NANCY SCHILKE,
AND ERIC GILBERT

DATED AS OF DECEMBER 17, 2010

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of December, 2010, (the “Closing Date”) by and among, ENERFUND MOTORSPORT LLC, a limited liability company organized and existing under the laws of Florida (the “Purchaser”), and TOM HAAPANEN, an individual who is a resident of Ontario, Canada (“Haapanen”), JACK DURBIN, an individual who is a resident of Florida (“Durbin”), NANCY SCHILKE, an individual who is a resident of Nevada (“Schilke”), and ERIC GILBERT, an individual who is resident of Quebec, Canada (“Gilbert” and collectively with Haapanen, Durbin, and Schilke, the “Sellers”).

RECITALS

WHEREAS, the Sellers collectively own all of the outstanding shares of Motorsport.com, Inc., a corporation organized pursuant to the laws of the State of Florida (“Motorsport”).  The number of outstanding shares of Motorsport which are owned by each of the Sellers is set forth on Schedule I hereto.  Motorsport owns all of the right, title and interest in the domain name www.motorsport.com (the “Domain”).

WHEREAS, the Purchaser, a wholly-owned subsidiary of Enerfund, LLC (“Enerfund”) desires to purchase the number of Motorsport shares from each of the Sellers as specified on Schedule II hereto (the “Interests”), which will result in the Purchaser collectively purchasing 80% of the outstanding shares of Motorsport. The Sellers desire to sell their respective Interests in Motorsport to the Purchasers pursuant to the terms of this Agreement while retaining the remaining shares of Motorsport as shown on Schedule III (the “Retained Interests”).

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and of the premises, mutual covenants, mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that:

ARTICLE I
PURCHASE OF INTERESTS

1.1           Purchase and Sale of Interests and the Retained Interests.  Upon the terms and subject to the conditions of this Agreement, as of the Closing Date, the Purchaser shall purchase the Interests for the Purchase Price (as defined below) (the “Stock Purchase”) occurring as of the Closing Date.   The Purchaser shall also have the right at a future date to purchase the Retained Interests, but only upon the exercise by the Purchaser of the Option as set forth below. The Closing Date of the Stock Purchase shall occur on a mutually acceptable date.

1.2           Purchase Price.  In consideration for the sale of the Interests and the granting of the Option and in reliance on the representations and warranties, covenants and agreements of the Sellers contained herein and the documents contemplated hereby, and subject to the conditions contained herein, the Purchaser shall purchase the Interests as of the Closing Date for the sum of Six Hundred Thousand U.S. Dollars (US$600,000) (the “Purchase Price”) to be paid as follows:

(a)           One Hundred and Fifty Thousand U.S. Dollars (US$150,000), One Hundred and Thirty Thousand U.S. Dollars (US$30,000) (the “Initial Payment”) in immediately payable cleared funds will be paid at the Closing and the remaining Twenty Thousand U.S. Dollars (US$20,000) (the “Holdback”) when the Company has all of the rights to the forum related domains, related content, and registration database, including without limitation www.motorsportforums.com (the “Forum  Domains”), the Purchasers will pay the Holdback to the Sellers, less the cost of acquiring the Forum Domains; provided that if the Company is unable to obtain the rights to the Forum Domains within six (6) months of the Closing Date or for less than the amount of the Holdback, then the Holdback will be forfeited.

(b)           Four Hundred and Fifty Thousand U.S. Dollars (US$450,000) (the “Second Payment Amount”) in immediately payable cleared funds will be paid to the Sellers in four (4) equal quarterly installment payments (each an “Installment Payment”) of US$112,500.00.  The first such Installment Payment shall be payable on the first day of the month in which the third anniversary of the Closing Date occurs, with the subsequent payment due quarterly on the first day of the third, sixth, and ninth months following the month in which the initial Installment payment is made, until payment is made in full of the Second Payment Amount.  The payment of all amounts due pursuant to this Section 1.2 shall be paid to the Sellers in proportion to the Interest each Seller is delivering as defined on Schedule II attached hereto and incorporated herein.

1.3           Closing.  The sale and purchase of the Interests shall occur on the Closing Date of this Agreement as set forth herein (the “Closing”).  Prior to the Closing, parties have delivered to each other the documents required to be delivered pursuant to Article V of this Agreement.

1.4           Option.  As additional consideration for the Stock Purchase, the Sellers agree that for a period of eight (8) years after the Closing Date, and upon thirty (30) days prior notice, the Purchaser shall have an option to purchase the Retained Interests in their entirety upon the terms and conditions set forth below (the “Option”).  The closing of the sale of the Retained Interests pursuant to the exercise of the Option shall take place no later than forty five (45) days after the date of such notice of exercise by the Purchaser.  Unless otherwise agreed to in writing by all parties, in exercising the Option, the Purchaser must purchase all of the Retained Interests and may not purchase only portions thereof.

The amount to be paid to each Seller upon the exercise of the Option shall be the number of shares of the Retained Interest retained by each Seller being purchased by the Purchaser in the exercise of the Option as set forth on Schedule III, multiplied by the “Share Price” applicable at the time of the payment of the Option Amount.  The applicable Share Price shall be as follows for each of the following “Share Price Periods”:  (i) for the first five (5) years after the Closing Date:  $0.1075 per share; (ii) during the sixth year after the Closing Date: $0.1185 per share; (iii) during the seventh year after the Closing Date: $0.1305 per share; and (iv) during the eighth year after the Closing Date: $0.1435 per share.  The total of the sums to be paid to each of the Sellers as computed in the foregoing manner shall cumulatively in total be the “Option Amount”. The transfer of the Retained Interests shall occur immediately upon payment in full of the applicable portion of the Option Amount to each of the Sellers.

At the option of the Purchaser, the Purchaser may make the Option Payment in either (i) cash in immediately payable cleared funds or (ii) by exchanging each share of the Retained Interests for an equal number of shares of Preferred Stock as provided in Section 1.5.

1.5           Preferred Stock.  At the election of the Purchaser, in conjunction with the exercise of the Option, the Purchaser may cause Motorsport to issue shares of Preferred Stock of Motorsport (the “Preferred Shares”) in a number of Preferred Shares equal to the number of shares of Motorsport in the Retained Interests. Such Preferred Shares may only be issued to the Sellers in payment of the Option Amount.  Each share of the Preferred Shares shall have a value (“Preferred Stock Value”) on the books and records of Motorsport equal to applicable Share Price for the then applicable Share Price Period.  The applicable Preferred Stock Value shall be the amount to be paid per Preferred Share at the time of the exercise of the Option.  Each share of the Preferred Shares shall pay a quarterly dividend of 2.5% of the Preferred Stock Value then in effect for the Share Price Period for each quarter, beginning with the first calendar quarter after the closing of the Option.  Such quarterly dividends shall be cumulative and if not timely paid in each quarter shall accrue interest on the unpaid amounts at the rate of ten percent per annum (10%) until paid in full.  The Preferred Stock shall have a preference over all other shares of any type issued by Motorsport and after its issuance, no dividends or other distribution of profits can be made by Motorsport, unless the required quarterly preferential dividends and any accrued but unpaid interest shall have been paid in full first.  Motorsport shall have the option to redeem the Preferred Shares at a price per share equal to the Preferred Stock Value upon thirty (30) days prior written notice and all accumulated, but unpaid quarterly dividends and accrued interest must be paid at the time of redemption.  Unless otherwise agreed in writing by all of the Sellers, any such redemption shall be pro rata among the Sellers based on the percentages of ownership set forth on Schedule II. Preferred Shares may also be issued at the request of the Sellers as provided in Section 1.8(b) below.

1.6           Seller’s Rights to Transfer.  For a period of eight (8) years after the Closing Date the Sellers agree that they will not sell or transfer his or her Retained Interest and/or any Preferred Shares except as permitted by this Agreement. Notwithstanding the foregoing, the entitlement of each Seller to receive their respective share of the Purchase Price (the “Seller’s Entitlement”), and each Seller’s interest in the Retained Interests and/or Preferred Shares of any Seller) may be transferred or sold, or will be transferred as a matter of law, under the following conditions:
(a)           Any Seller may transfer or sell their respective Retained Interest and/or any Preferred Shares to the Purchaser in accordance with this Agreement;
(b)           Any Seller may transfer or sell their respective Seller’s Entitlement and/or Retained Interest and/or any Preferred Shares to another Seller at such price and on such terms as may be agreed between them;
(c)           Any Seller may transfer or sell their respective Seller’s Entitlement and/or Retained Interest and/or any Preferred Shares to a trust, limited liability company, or corporation so long as such entity is either wholly owned by such Seller or is controlled by such Seller;
(d)           The respective Seller’s Entitlement and/or Retained Interest and/or any Preferred Shares may be transferred pursuant to the will or testamentary trust of any Seller who is deceased.

Any such sale or transfer shall be subject to the terms and conditions of this Agreement, and any share certificate evidencing any such sale or transfer shall contain a restrictive legend indicating that the transferred Retained Interest and/or Preferred Shares are subject to the terms and conditions of this Agreement.  The death of any Seller at any time when this Agreement is still in effect or while such Seller still owns any of the Seller’s Entitlement and/or Retained Interest and/or any Preferred Shares shall not affect in any way the obligations or rights of any of the Purchaser or any of the Sellers, or the assignee or transferee of and Seller, as provided herein.

1.7           Operations/Merger.  After the Closing Date, the Purchaser will be the majority shareholder of Motorsport. Motorsport will be the operating entity and continue to own and utilize the Domain.  After payment in full of the Second Payment Amount, but prior to the exercise of the Option, the Purchaser may with the unanimous consent of the holders of the Retained Interests, merge the business and operations of Motorsport with, and into, a corporation wholly owned by the Purchaser, with the Purchaser’s corporation  surviving the merger and continuing the business.  In the event of such a merger and unless the Purchaser exercises the Option at that time, the Retained Interest shall have the same percentage of equity interest in the Purchaser as in Motorsport and that percentage of equity interest in the Purchaser cannot be diluted; provided, however, that the Retained Interests may be diluted if a third-party investor invests in Motorsport or the Purchaser at a valuation at least twice the value of the Retained Interest at the time of such investment.  In conjunction with any such merger, the Domain will become an asset of the surviving corporation, but still subject to the security interest of the Sellers. Not withstanding the foregoing, the Purchaser agrees not to change the form of Motorsport or any surviving entity into which Motorsport is merged, from a corporation with a “C Corporation” income tax status into a corporation with an “S Corporation income tax status or a limited liability company without the prior written agreement of all of the Sellers who own any of the Retained Interest and/or any Preferred Shares.

1.8           Dilution.  Except as provided herein, the Purchaser agrees not to allow Motorsport to issue additional common shares which would have the effect of diluting the ownership of the Sellers in Motorsport without first obtaining the prior written approval of each of the Sellers as to the issuance of such additional common shares. Notwithstanding the forgoing:

(a) The Purchaser may invest up to $1,000,000 in Motorsport at the then-current Share Price as provided in Section 1.4 herein and Retained Interest of the Sellers will be diluted in the same manner as the Purchaser.

(b) After the Purchaser has invested a minimum of $1,000,000 in additional capital in Motorsport as provided in (a) above, the Purchaser may allow a bona fide third-party arms-length investor to purchase common shares; in such a case the Purchaser and the Sellers will be diluted equally. If the share price for such investment is lower than that provided in Section 1.4 above, each Seller shall have the option after written notice and a period of no less than ten (10) business days to elect to force the Purchaser to convert such Seller’s interest to a Preferred Stock as provided in Section 1.5 above and shall have the same rights, entitlements and privileges as Preferred Shares issued in connection with an Option as provided in Section 1.5 above.

1.9           Security Interest/Unwind.  As security for the payment of the Second Installment Amount as provided herein, the Purchaser shall cause Motorsport (and any other entity having any rights in such Domain) to grant to the Sellers a security interest in the Domain which shall be held in escrow until such payment is made.  In addition to the escrow, which is agreed to be for the benefit of the Sellers, the Sellers are permitted to perfect their security interest in the Domain by filing Uniform Commercial Code forms as provided by Florida Statutes Chapter 679.  In the event that the Purchaser fails to make any Installment of the Second Payment Amount at the time required, or otherwise breaches or violates this Agreement and is in default of its obligations as set for the herein, and the Purchaser fails to cure such default after thirty (30) days written notice of such default, the Sellers shall have the right to repurchase the Interests in Motorsport for the amount of $1.00, with each Seller purchasing the same percentage of shares of Motorsport sold to the Purchaser as set forth on Schedule II.  Following the Sellers’ exercise of its right to repurchase the Interests, the ownership and control of Motorsport and the Domain shall revert to the Sellers along with the functionality of the Motorsport site prior to the Closing and the Domain shall be released from Escrow and released to Motorsport.  After such repurchase, neither the Purchaser nor any party claiming through the Purchaser shall have any interest in the Domain. The Sellers’ option to unwind this transaction shall be its sole remedy for the Purchaser’s failure to make the payment related to the Second Installment Amount.

1.10        Closing.

(a)           The sale and purchase of the Interests shall occur on the Closing Date of this Agreement as set forth herein, but the agreement for such sale and purchase shall be binding upon the parties as of the Closing Date.

(b)           Prior to the Closing, parties have delivered to each other the documents required to be delivered pursuant to Article V of this Agreement.

ARTICLE II
OTHER COVENANTS

2.1.          Disclosure Schedules.  Prior to the Closing Date, the Sellers shall deliver to the Purchaser the Disclosure Schedules as defined herein.  At the time of Closing, the Sellers shall deliver a Disclosure Statement stating that the Disclosure Schedules were delivered pursuant to this Agreement are true and correct as of the Closing Date or stating any changes in any Disclosure Statement which have occurred since the delivery of such Disclosure Schedules.  The Disclosure Schedules and the Disclosure Statement will be deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Sellers contained in this Agreement.

2.2.          Consulting Agreements.  The Purchaser shall cause Motorsport to enter into an agreement and Gilbert, Schilke, and Durbin shall each sign and deliver at Closing their respective three (3) year consulting agreements with the Purchaser to perform those services agreed to in each such consulting agreement for the compensation contained therein (each a “Consulting Agreement”); provided, however, that the duration of the Consulting Agreements will be the shorter of three years or until the Purchaser exercises the Option. Each such Consulting Agreement shall be an independently enforceable contract between the Purchaser and the consultant named therein.  The Purchaser may choose, in its sole discretion, to offer one or more of the consulting Sellers to continue the consulting arrangement beyond its initial term.  Such Consulting Agreements are an integral part of this Agreement and a breach by the Purchaser during the initial period of any of the Consulting Agreements shall be considered to be a breach of this Agreement, entitling the Sellers to exercise their rights under Section 1.9.

2.3.          Audit.  The Purchaser will engage independent auditors to conduct an audit of the books and records of Motorsport as part of its due diligence at the Purchaser’s expense.  The Sellers have an ongoing obligation to cooperate with this audit by providing the requested documents and documentation and to facilitate its timely completion.  Such audit shall be completed not later than January 15, 2011.

2.4.          Public Announcements.  Following the Closing, the Sellers shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Purchaser; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party’s counsel reasonably determines such action to be required by law, or the regulations of any government agency or the principal exchange, in which case the party making such determination will, to the greatest extent practicable in light of the circumstances, use best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

2.5.          Non-Solicitation.  Neither party shall solicit the employees, agents, contractors, members, or customers of the other during the term of the Consulting Agreements and for a period of one (1) year thereafter.

2.6.          Amending Tax Returns.  The Purchaser will not amend any tax return of Motorsport for any period which ends on or with the Closing Date without the Sellers advance written consent, which they may grant or withhold at their discretion.

2.7.          Commercially Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate this transaction; provided however, except as provided in any consulting agreement as to that individual, the Sellers are not under a duty to make the business of the Purchaser a commercial and financial success.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers each individually represent and warrant to the Purchaser that the representations and warranties made by each of them in this Article III are correct and complete as of the Closing Date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Statement delivered by the Sellers to the Purchaser at the Closing.

3.1.          Authority.  The Sellers are each individuals who: (a) have the legal capacity to own the Interests identified on Schedules I and II hereto; and (b) collectively have the requisite authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2.          Due Formation.  Motorsport is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and Motorsport has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and are duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The Sellers have delivered or will deliver to the Purchaser copies of the certificates of incorporation, bylaws or other organizational documents of Motorsport (the “Organizational Documents”).  Such Organizational Documents are in all material respects complete and correct and in full force and effect, are the only documents governing the operation and authority of Motorsport, and Motorsport is not in violation of any of the provisions of the Organizational Documents.  There are no other Persons in which Motorsport owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

3.3.          Capitalization.   The Sellers collectively own 100% of the issued and outstanding stock of Motorsport as set forth on Schedules I and II hereto.  There are no other interests, or options, warrants, calls, preemptive rights, subscriptions or other rights, to acquire interests, in Motorsport and there are no outstanding contractual obligations of Motorsport to repurchase, redeem or otherwise acquire any shareholder interests of Motorsport or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All the outstanding shares of Motorsport are duly authorized validly issued, fully paid and non-assessable and free of preemptive rights.  There is currently no shareholders agreement as to the shares of Motorsport between the Sellers.

3.4.          No Violation or Conflict.  The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Motorsport under, any provision of (i) the Organizational Documents, (ii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to Motorsport, or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Sellers or Motorsport or any of their or its respective properties or assets.

3.5.          No Undisclosed Liabilities.  To the best of the Sellers’ knowledge, Motorsport has no liabilities or obligations of any nature other than for incidental current expenses incurred in the normal course of business such as salaries, equipment, maintenance, etc., whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation.

3.6.          No Violation of Law.  To the best of the Sellers’ knowledge, the business of Motorsport is not being conducted in violation of any applicable Law.

3.7.          Litigation; Proceedings. (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against Motorsport or any of its properties, assets or business, or any of Motorsport’s current or former directors or officers or any other Person whom Motorsport has agreed to indemnify; (b) as of the date hereof, there are no actions, suits or proceedings pending or threatened, against the Sellers or Motorsport relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Sellers or Motorsport, any of their or its properties, assets or businesses, or any of Motorsport’s current or former directors or officers or any other Person whom Motorsport has agreed to indemnify.

3.8.          Title to Interests.  The Sellers have valid title to their Interests set forth in Schedules I and II and Motorsport has valid title to the Domain as well as the tangible assets and properties it purports to own, free and clear of any and all Liens, except for Permitted Liens.

3.9.          Title to Assets.  The Company has valid title to all of the assets, including all domain names and other intellectual property, used in the business of the Company.  Subject to the terms of individual consulting agreements with certain Sellers, all Sellers hereby grant to the Company all right, title and interest to any Intellectual Property that they have created while associated with the Company or where appropriate, a royalty free, perpetual license to use the content for the business of the Company.

3.10.        Financial Statements.  As of the date the Sellers deliver the Disclosure Statement, the Sellers will have delivered to the Purchaser the following financial statements for Motorsport: balance sheet and income statement as of December 31, 2009 (unaudited) (the “Financial Statements”).  The Financial Statements have been prepared in accordance with accounting principles consistently applied throughout the periods covered thereby and present the financial condition and results of operations of Motorsport as of and for the periods indicated.

3.11.        Taxes.  Motorsport has filed all income tax returns (the “Tax Returns”) that it is required to file, and has paid all income taxes (the “Taxes”) shown thereon as owing.  The most recent financial statements contained in the Financial Statements reflect an adequate reserve for all Taxes payable by Motorsport for all taxable periods and portions thereof accrued through the date of such financial statements, except to the extent that any failures to reflect such reserves would not reasonably be expected to have a Material Adverse Effect.  There is no pending dispute with any taxing authority relating to any Tax Returns of Motorsport and there is no tax audit of any Tax Return pending or currently in process.  There are no liens for Taxes upon any of the assets of Motorsport.

3.12.        Employees.  Motorsport currently has no employees.

3.13.        Brokers, Finders or Financial Advisors.  Neither the Sellers, nor Motorsport, have employed any investment banker, broker, finder nor any other intermediary (for the avoidance of doubt, expressly excluding attorneys or accountants) in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the representations and warranties made by it in this Article IV are correct and complete as of the Closing Date of this Agreement and will be correct and complete as of the Closing Date (as though made as of the Closing Date were substituted for the Closing Date of this Agreement throughout this Article IV).

4.1.          Organization and Qualifications.  the Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation,  with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Purchaser is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business conducted or property owned by each makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

4.2.          Authorization.  The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser, and no further action is required by the Purchaser.  This Agreement has been duly executed by the Purchaser and this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms. The Purchaser is not in violation of any of the provisions of its Articles of Organization, its Operating Agreement or other organizational documents.

4.3.          No transfer of Interests.  The Purchaser will not pledge, assign, encumber, or otherwise transfer any interest in the Interests until the Second Payment Amount has been paid in full by the Purchaser, and the stock certificates transferring the Interests shall bear a restrictive “legend” to this effect.  If the Purchaser elects to exercise the Option and to pay for such exercise by the issuance of Preferred Stock, then the limitation of this Section 4.3 will continue until all Preferred Shares have been redeemed.

4.4.          Financial Evaluation of Motorsport.  In entering into the Agreement, the Purchaser has made its own estimates, projections, forecasts and other financial and business evaluation of the assets and business of Motorsport, and is not entering into this Agreement based on any representation, estimates, projections, or forecasts by the Sellers with respect to the performance of the assets or businesses of Motorsport in or for any future period.

4.5.          Adequate Funding.  The Purchaser has the funds (or has available commitments from creditworthy financial institutions to provide the funds) required to pay the Purchase Price and Second Installment Amount to consummate the transactions contemplated hereby.

4.6.          Signed Investment Letter.  The Purchaser will sign and deliver at closing the investment letter contained in Schedule IV hereto.

4.7.          Brokers, Finders or Financial Advisors.  Neither the Purchaser, nor any affiliate of the Purchaser  have employed any investment banker, broker, finder or any other intermediary (for the avoidance of doubt, expressly excluding attorneys or accountants) in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby. No broker, investment broker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor or other similar fee or commission from the Purchaser or the Sellers in connection with the transactions contemplated by this Agreement.

ARTICLE V
DELIVERABLES

5.1.          Certificates and Documents of the Sellers.  The Sellers shall have delivered at or prior to the Closing the following:

(i)            a copy of Motorsport’s Articles of Incorporation, with all amendments to date, certified by the Secretary of State within five (5) business days of the Closing Date;

(ii)           possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Sellers or any Affiliate of the Sellers pertaining to Motorsport (collectively, the “Records”); provided, however, that the Sellers may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Sellers is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Sellers will be required in connection with the performance of his obligations herein;

(iii)           resolutions of Motorsport or the Sellers, or both, as the requisite circumstance and Law requires, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by a duly authorized officer of Motorsport within five (5) business days of the Closing Date;

(iv)          the stock book, stock ledger, minute books and corporate seal of Motorsport;

(v)           the Consulting Agreements, executed by the applicable Sellers individually;

(vi)          the Disclosure Statement; and

(vii)         such other documents relating to the transfer of the Interests.

5.2.         Certificates and Documents of the Purchaser.  The Purchaser shall have delivered at or prior to the Closing the following:

(i)            a copy of the Purchaser’s Articles of Formation, with all amendments to date, certified by the Secretary of State within five (5) business days of the Closing Date;

(ii)           resolutions of the Mangers and Members of the Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by the Manager of the Purchaser as of the Closing Date;

(iii)           the Consulting Agreements;

(iv)          the Security Agreement from Mortorsport.com, Inc. as to the Domain;

(v)           the Investment Letter;

(vi)          such other documents relating to the transfer of the Interests; and

(vii)         the payment of the Initial Payment set forth in 1.2(a).

5.3.         Intervening Litigation.  If, prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Governmental Entity shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of thirty (30) days.  If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

ARTICLE VI
OTHER AGREEMENT

6.1.          Confidentiality.  Each of the parties hereto shall, and shall cause their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors, and other personnel and authorized representatives to, hold in strict confidence, and not divulge or disclose, any confidential information of any kind concerning (i) the other parties and their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors and other personnel and authorized representatives; (ii) the business or operations of any party to this Agreement; or (iii) this Agreement, the transactions contemplated hereby, or any negotiations or discussions between or among the parties hereto in connection with any of the foregoing, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law or judicial or administrative process as may be required by applicable law or as otherwise contemplated herein. Notwithstanding anything contained herein to the contrary, the confidentiality obligations of the parties hereto contained in this Section 6.1 shall survive the Closing.

6.2.          Expenses.  Except as otherwise expressly provided herein, each party hereto will pay its own expenses incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby, whether or not consummated.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1.          Survival of Representations and Warranties.  The representations and warranties contained in Articles III and IV hereof shall survive the Closing Date for a period of twelve (12) months, after which all such representations and warranties shall terminate and be of no further force or effect; provided however that notwithstanding the foregoing, the representations and warranties contained in Sections 3.8, 3.12, 4.3, 4.4. 4.5, 4.6 and 4.7 shall survive Closing and be enforceable for a period of three (3) years after the last required action of either the Sellers or the Purchaser pursuant to this Agreement or the Consulting Agreements.

7.2.          Indemnification by the Sellers.  For a period of twelve (12) months after the Closing Date, the Sellers shall jointly indemnify and hold harmless the Purchaser and its respective officers, directors, employees, agents, and shareholders (collectively, the “Purchaser Indemnified Parties”) against any Losses incurred or paid by any Purchaser Indemnified Party, as a result of (i) any breach or failure of any of the representations and warranties of the Sellers contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of the Sellers contained in this Agreement; provided that (i) the Sellers shall not be liable under this Section 7.2(a) unless the aggregate amount of Losses attributable to the events or facts (including a series of related events or facts) that resulted in such breach of representation, warranty covenant or agreement is $10,000 or more; and (ii) the Sellers’s maximum liability under this Section 7.2(a) shall not exceed the amount due to be paid to the Sellers pursuant to this Agreement.

7.3.          Indemnification by the Purchaser.  For a period of twelve (12) months after the Closing Date, the Purchaser shall indemnify and hold harmless the Sellers against any Losses incurred or paid by the Sellers, as a result of (i) any breach or failure of any of the representations and warranties of the Purchaser contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of the Purchaser contained in this Agreement.

7.4.          Procedure.  Promptly (but in no event more than 15 days) after receipt by a Purchaser Indemnified Party or the Sellers (an “Indemnified Party”), as the case may require, of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.4, notify in writing the indemnifying party of the commencement thereof.  In case any such action is brought against any Indemnified Party, and such Indemnified Party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions hereof, with counsel reasonably satisfactory to such Indemnified Party.  Following notification to the Indemnified Party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under this Section 7.4 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense therewith, other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action, within a reasonable time after notice of commencement of the action, with counsel reasonably satisfactory to the Indemnified Party; provided however, that the indemnifying party shall be required to pay for Indemnified Party’s counsel, if such Indemnified Party shall have reasonably concluded, on reliance of the written opinion of counsel experienced in such matters, that there may be defenses available to it or him which are different from or additional to those available to the indemnifying party (in which case indemnifying parties shall not have the right to direct the defense of action).  No settlement of any action against an Indemnified Party shall be made without the consent of the Indemnified Party, which shall not be unreasonably withheld.  In the event that any Indemnified Party should have a direct claim against any indemnifying party hereunder that does not involve any third-party claim or claims asserted against the Indemnified Party, the Indemnified Party shall transmit to the indemnifying party a written notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Article VII.  The parties agree that the sole and exclusive remedy which any party hereto shall have against any other party hereto under this Agreement shall be the right to proceed for indemnification as provided in this Article VII in the manner and only to the extent provided in this Article VII; provided however, that this Article VII shall not be interpreted to limit in any way, the rights of the Sellers to exercise remedies provided in other Sections of this Agreement upon the breach by the Purchaser of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1.         Arbitration.  Any controversy or claim arising out of or relating to this Agreement that cannot be resolved and which is the result of a breach or termination of this Agreement shall be resolved, as follows:

(a)           The dispute or controversy will be settled finally and exclusively by binding arbitration in accordance with and through the Commercial  Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.

(b)           The place of the arbitration shall be Miami, Florida, United States of America. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in the same manner as provided under the notice provisions of this Agreement. Witnesses residing outside of the State of Florida may testify telephonically.

(c)           The language to be used in the arbitration shall be English.

(d)           The arbitration shall be conducted by one arbitrator.  Upon request, the AAA will produce a list of 10 potential arbitrators familiar with international commercial legal issues.  The parties will attempt to agree on one arbitrator. Failing to agree, the AAA shall appoint an arbitrator pursuant to the Rules.  Discovery in the arbitration shall be permitted as deemed appropriate and necessary by the sole arbitrator based upon the written request of either party.

(e)           Judgment upon the written award rendered by the arbitrator may be entered in any court or record of competent jurisdiction in any country, or application may be made to such court of judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow.

(f)            The cost of the arbitration proceedings shall be determined under the respective rules for cost of arbitration of the AAA in effect at the time of the request for arbitrations.   All expenses of the arbitration, including reasonable attorney’s fees, shall be borne by the losing party to the arbitration or, as the case may be, shall be prorated to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrators in the written award.

(g)           The arbitrator specifically shall have the power to grant equitable relief upon request of either party.

8.2.         Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Exhibits and Schedules hereto.

8.3.         Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient; if not, then on the next business day, (c) seven business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two business days after deposit with recognized overnight courier, specifying next day delivery, with written verification of receipt.  The address for all notices, requests, consents and other communications hereunder to the parties to this Agreement shall be delivered or sent to the following:

If to the Sellers:

Jack Durbin	Tom Haapanen
209 Ridgeland Road	14 Rhine Meadow Drive
Tallahassee, FL 32312	Heidelbert Ontario Canada
Tel#	Tel#
Email:	Email:

Eric Gilbert	Nancy Schilke
8Avenue D’Anjou	7385 Valhalla Lane
Candiac, Quebec Canada J5R3J-9	Las Vegas, NV 89123
Tel#	Tel#
Email:	Email:

If to the Purchaser:

Enerfund Motorsport, LLC
1450 South Miami Avenue
Miami, FL 33130
Attn:  Mike Zoi, President
Email: mzoi@netelement.com

With a copy to:

Curtis Wolfe
1450 South Miami Avenue
Miami, FL 33130
Email: cwolfe@netelement.com

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

8.4.          Amendments; Waivers.  No provision of this Agreement may be amended except by a written instrument signed by the Purchaser and the Sellers.   No provision of this Agreement may be waived except in a written instrument signed by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

8.5.          Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.6.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Sellers may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  The Purchaser may assign this Agreement or any of the rights or obligations hereunder to an affiliate of the Purchaser without the prior written consent of the Sellers, but may not assign this Agreement to a non-affiliate without the prior written consent of the Sellers.

8.7.          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.8.          Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

8.9.          Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

8.10.        Interpretation.  The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The disclosure of any matter in any portion of the Disclosure Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Sellers or the Purchaser, as the case may be, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

ARTICLE IX
DEFINITIONS

9.1.           When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

(a)           Affiliate.  “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

(b)           Agreement.  “Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedules, as the same may be amended from time to time in accordance with the terms hereof.

(c)           Control.  “Control” (including the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

(d)           Disclosure Schedules.  “Disclosure Schedules” shall mean the Schedules I, II and III to this Agreement and the Financial Statements delivered by the Sellers to the Purchaser pursuant to Section 3.9 of this Agreement.

(e)           Governmental Entity.  “Governmental Entity” shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

(f)            Indebtedness.  “Indebtedness” shall mean all liabilities or obligations of Motorsport, whether primary or secondary or absolute or contingent, in excess of $10,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of Motorsport.

(g)           Knowledge.  “Knowledge” shall mean actual knowledge without independent investigation of either the Sellers or the Purchaser or any officer or manager of the respective company who should, based on his or her responsibilities, reasonably be expected to have such knowledge.

(h)           Law.  “Law” shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

(i)            Lien.  “Lien” shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

(j)            Loss.  “Loss” shall mean any and all damages (including incidental and consequential damages), assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses (including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).

(k)           Material Adverse Effect.  “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of Motorsport or the Purchaser as applicable, each taken as a whole.

(l)            Permitted Liens.  “Permitted Liens” shall mean those of the existing liens as of the Closing Date that do not materially detract from the value of the property or assets of Motorsport taken as a whole subject thereto and do not materially impair the business or operations of Motorsport.

(m)           Person.  “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

(n)           Subsidiary.  “Subsidiary” shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

(o)           “Transaction Agreements” shall mean this Agreement, the Escrow Agreement, the Consulting Agreements, and any other agreements contemplated in this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the Closing Date

PURCHASER:

ENERFUND MOTORSPORT, LLC

By:	/s/ Mike Zoi
Name: Mike Zoi
Title: Managing Member

SELLERS:

/s/ Tom Haapanen
Name: Tom Haapanen

/s/ Eric Gilbert
Name: Eric Gilbert

/s/ Nancy Schilke
Name: Nancy Schilke

/s/ Jack Durbin
Name: Jack Durbin

Schedule I

Outstanding Current Ownership of Stock of Motorsport

OWNER	NUMBER OF SHARES CURRENTLY OWNED
TOM HAAPANEN	3,888,000
JACK DURBIN	3,297,000
NANCY SCHILKE	5,375,000
ERIC GILBERT	6,060,000
TOTAL SHARES OF MOTORSPORT.COM, INC.	18,620,000

Schedule II

Shares of Motorsport.com, Inc. To Be Sold By Selling Stockholders

OWNER	NUMBER OF SHARES TO BE SOLD	PERCENTAGE
TOM HAAPANEN	3,110,400	20.9%
JACK DURBIN	2,637,600	17.7%
NANCY SCHILKE	4,300,000	28.9%
ERIC GILBERT	4,848,000	32.5%
TOTAL SHARES TO BE SOLD	14,896,000	100%

Schedule III

Shares of Motorsport.com, Inc. To Be Retained By Selling Stockholders

OWNER	NUMBER OF SHARES TO BE RETAINED AS OF CLOSING DATE
TOM HAAPANEN	777,600
JACK DURBIN	659,400
NANCY SCHILKE	1,075,000
ERIC GILBERT	1,212,000
TOTAL SHARES TO BE RETAINED	3,724,000

Schedule IV

Investment Letter

ENERFUND MOTORSPORT, LLC.

December __, 2010

Via Electronic Mail and Courier
Mr. Tom Haapanen
Mr. Jack Durbin
Ms. Nancy Schilke
Mr. Eric Gilbert

Re:          Acquisition of Shares of Motorsport.com, Inc.

Lady and Gentlemen:

In connection with the transfer of 80% of the shares of Motorsport.com, Inc. (the “Interests”) pursuant to that certain Stock Purchase Agreement dated as of December __, 2010, Enerfund Motorsport, LLC (the “Purchaser”) acknowledges and agrees with you as follows:

1)           You and may rely upon the following representations, warranties and agreements in all matters relating to the Interests.

2)           The Purchaser represents, warrants, and agrees that it is acquiring the Interests for its own account as an investment and not with a view to the sale or distribution thereof; that the Purchaser is duly organized, validly existing, and in good standing under the laws of its State of organization with full power and authority to execute and perform this letter agreement; and that the Purchaser shall not dispose of the Interests or any part thereof in any manner which would constitute a violation of the Securities Act of 1933, as amended (the “Securities Act”), any other applicable law, rules, or regulations of the U.S. or any State or other governmental authorities, as the same may be amended.

3)           The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The Purchaser either alone or together with its representatives possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of business in which Motorsport.com, Inc. engages in particular, that the Purchaser is capable of evaluating the merits and economic risks of acquiring and holding the Interests and is able to bear all such economic risks of such ownership now and in the future.  The Purchaser is aware that it must bear the economic risk of an investment in the Interests for an indefinite period of time because the Interests have not been registered under the Securities Act or under the securities laws of any State and, therefore, cannot be sold unless the Interests are subsequently registered under the Securities Act and any applicable State securities laws or an exemption from registration is available.

4)           The Purchaser has had access to all of the information, materials, books, records, contracts, and documents with respect to the Interests and Motorsport.com, Inc. which the Purchaser deems necessary to make a complete evaluation thereof and has had an opportunity to question officers of Motorsport.com, Inc. in connection therewith.

5)           The Purchaser agrees to indemnify and hold you harmless as the sellers of the Interests from and against any and all claims, actions, losses, damages, liabilities, costs, and expenses (including attorneys’ fees) arising out of or attributable to any breach of representation, warranty, or agreement contained herein.  The Purchaser agrees that this indemnity shall survive any sale or other transfer or disposal of the Interests.

Very truly yours,

Enerfund Motorsport, LLC.

By:	/s/ Mike Zoi
Mike Zoi
Managing Member